SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - July 29, 2003
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

Item 12.  Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated July 29, 2003 announcing the Company's earnings for the second quarter ended June 30, 2003.



Item 7.   Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   July 29, 2003 announcing the Company's earnings for the second quarter ended June 30, 2003.






                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 30, 2003                        Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           3
               July 29, 2003 announcing the Company's earnings for the second quarter ended June 30, 2003.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

           Metrologic Announces Financial Results for Second Quarter;

        Updates Guidance for 2003 and Provides Initial Guidance for 2004


Blackwood, New Jersey - July 29, 2003 -- Metrologic Instruments, Inc. (NASDAQ:
MTLG), experts in optical image capture and processing solutions that design, manufacture and market sophisticated imaging and scanning solutions for a variety of point-of-sale, commercial and industrial applications using a broad array of laser, holographic and vision-based technologies, today announced its financial results for the second quarter ended June 30, 2003, updated financial guidance for 2003 and provided initial guidance for 2004.

Sales increased 9% to $32.1 million for the second quarter of 2003 compared with $29.4 million for the same period last year. Net income was approximately $2.2 million, or $0.24 per diluted earnings per share compared with a net loss of ($0.275) million, or ($0.03) loss per share, for the same period last year.

The net income for the second quarter of 2003 compares to $0.35 diluted earnings per share on a pre-split basis. All other earnings per share information contained in this press release, including previous year and forward looking estimates, have been adjusted to reflect the Company's 3-for-2 stock split that was effective on July 3, 2003.

Sales for the six months ended June 30, 2003 increased 13% to approximately $64.4 million compared with approximately $56.9 million for the same period last year.

Net income for the six months ended June 30, 2003 was approximately $4.1 million, or $0.46 diluted earnings per share, excluding the one-time gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain expenses associated with the Company's new credit agreements. This compares with a net loss of ($0.253 million), or ($0.03) loss per share, for the same period last year. Net income benefited by the decrease in the U.S. dollar relative to other foreign currencies, primarily the euro, by approximately $0.24 per diluted share.

Net income for the six months ended June 30, 2003, including the above one-time gain and certain expenses, was approximately $6.0 million, or $0.67 diluted earnings per share.

Commenting on the second quarter results, Metrologic's Chairman and CEO, C. Harry Knowles, stated, "Our strategy, implemented in 2001, is working well. 1) We increased our engineering resources and thereby expanded our new product offerings, and reduced our costs. 2) We expanded sales by improving our market share in existing product areas, and have added to our products and market coverage. 3) We have leveraged those sales and engineering improvements to get better cash flow, and reduced our debt."

Thomas E. Mills IV, President and COO commented, "Our Adaptive Optics Associates acquisition is adding both to our overall strategic technical capabilities, and to our profit and cash flow. The continued expansion of our Suzhou operation near Shanghai adds significantly to our technical, manufacturing, and sales efforts, and to our cost reductions. As a result of the improved integration of these operations into our historically strong structure, we expect to see increased sales and improved profits to continue for the foreseeable future."

Mr. Mills added, "I am pleased that we continued to reduce our total debt to approximately $13.9 million. We plan to continue our tight cash and cost controls, which should allow Metrologic to capitalize on even more sales opportunities and increases in net income."

Mr. Mills, commenting on the new product offerings said, "Our new Stratos(R) bioptic scanner for supermarkets, continues to gain market acceptability. We have received European and USA official Weights and Measures approvals, and are in over 100 customer test sites worldwide, receiving generally favorable reviews. Stratos is in production and at increasing daily rates. Additionally, our iQ(R)180 and its derivative products continue to outperform competitive products in key new test sites."

2003 and 2004 Outlook

Metrologic expects third quarter 2003 sales of approximately $30 million to $31 million and net income of approximately $1.6 million to $1.8 million, or $0.16 to $0.18 diluted earnings per share, assuming that the value of the euro maintains a range of $1.08 to $1.10 U.S. dollars to the euro.

Metrologic expects sales for the full year of 2003 to be approximately $128 to $131 million. Net income for the year ending December 31, 2003 is expected to be in the range of $8.0 million to $8.5 million, or $0.85 to $0.90 diluted earnings per share, excluding the one-time gain of $2.2 million and the write-off of certain costs associated with the Company's new credit agreements, compared to net income of $1.7 million, or $0.20 diluted earnings per share, for the year 2002.

The full year 2003 net income estimate is an increase from the Company's previous estimate in April 2003 of $6.7 million to $7.0 million, or $0.72 to $0.75 diluted earnings per share, excluding the one-time gain of $2.2 million and the write-off of certain expenses associated with the Company's new credit agreements.

For the full year of 2004, Metrologic expects sales to be approximately $150 million to $155 million, and net income to be in the range of $11.8 million to $12.8 million, or $1.20 to $1.30 diluted earnings per share. The earnings per share estimate for 2004 assumes that the value of the euro maintains a range of $1.08 to $1.10 U.S. dollars to the euro.

The earnings per share estimates are adjusted to reflect the Company's 3-for-2 stock split that was effective on July 3, 2003.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic, camera and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems to semi-conductor and fiber optic manufacturers, as well as a variety of highly sophisticated optical systems. Metrologic products are sold in more than 100 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: The timing, introduction and market acceptance of Metrologic's new products including, but not limited to the Stratos; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's camera, vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism and international hostilities. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

For more information contact:             Analysts should contact:
Dale Fischer, Vice President              Thomas E. Mills IV
(856)228-8100                             President and Chief Operating Officer
Email: Investor@metrologic.com            856-228-8100

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                       Three Months Ended   Six Months Ended
                                              June 30,            June 30,
                                          2003      2002      2003      2002
                                          ----      ----      ----      ----
                                                     (Unaudited)
 Sales                                 $ 32,079  $ 29,412  $ 64,368  $ 56,941
 Cost of sales                           18,445    19,352    37,551    36,908
                                       --------  --------  --------  --------
 Gross profit                            13,634    10,060    26,817    20,033
 Selling, general and administrative
    expenses                              8,068     7,975    16,327    15,255
 Research and development expenses        1,763     1,820     3,524     3,533
 Severance costs                              4        75        31       351
                                       --------  --------  --------  --------

 Operating income                         3,799       190     6,935       894
 Net interest expense                      (276)     (839)     (732)   (1,512)
 Other income (expense)                       5       205       (91)      210
 Gain on extinguishment of debt               -         -     2,200         -
                                       --------  --------  --------  --------
 Income before income tax expense         3,528      (444)    8,312      (408)
 Income tax expense (benefit)             1,341      (169)    2,323      (155)
                                      ---------  --------  --------  --------
 Net income (loss)                    $   2,187    $ (275)  $ 5,989  $   (253)
                                      =========  ========  ========  ========

 Earnings (loss) per share:
    Basic                             $    0.26   $ (0.03)  $  0.73  $  (0.03)
    Diluted                           $    0.24   $ (0.03)  $  0.67  $  (0.03)
 Weighted average number of common
       shares outstanding
    Basic                                 8,290     8,198     8,249     8,197
    Diluted                               9,278     8,198     8,905     8,197


                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                                         June 30   December 31,
                                                           2003        2002
                                                           ----        ----
                                                       (Unaudited)
 Cash and cash equivalents                              $  1,688     $  1,202
 Restricted cash                                               -        1,000
 Accounts receivable, net                                 20,167       20,412
 Inventories, net                                         15,796       14,039
 Other current assets                                      2,561        2,526
 Property, plant and equipment, net                       12,185       12,600
 Goodwill and other intangibles, net                      22,326       21,525
 Other assets                                                688          948
                                                          ------       ------
 Total assets                                           $ 75,411     $ 74,252
                                                          ======       ======

 Accounts payable and accrued expenses                  $ 18,881     $ 18,108
 Debt, excluding $1.2 million of non-recourse financing   12,696       21,486
 Other liabilities                                         5,641        5,187
 Total shareholders' equity                               38,193       29,471
                                                          ------       ------
 Total liabilities and shareholders' equity             $ 75,411     $ 74,252
                                                          ======       ======